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Security and Exchange Commission
Exhibit 16

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(a)(1)(i)     Ernst & Young LLP, the former accountant for Craig Corporation, has resigned as of May 28, 1999.

(a)(1)(ii) Ernst & Young LLP's reports on the financial statements for the years ended December 31, 1998 and 1997 did not contain adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

(a)(1)(iii) Ernst & Young LLP's resignation as of May 28, 1999 was communicated to the Craig Corporation's audit committee on June 3, 1999.

(a)(1)(iv) During the audit of Craig Corporation's fiscal years ended December 31, 1998 and 1997, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

(a)(2) Deloitte & Touche LLP has been engaged as the principal accountant to audit the financial statements of Craig Corporation and to audit the financial statements of Reading Entertainment, Inc., a significant majority owned subsidiary of the Craig Corporation, as of December 17, 1999.

(a)(2)(ii)(g) Deloitte & Touche LLP has reviewed this letter as of March
              2000.

(a)(3)        Ernst & Young LLP has reviewed this letter as of March 2000.
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